UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2005

The Allstate Corporation

(Exact name of registrant as specified in charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification
organization)		number)

2775 Sanders Road, Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement

On August 30, 2005, Allstate Insurance Company (“AIC”), a direct wholly owned subsidiary of The Allstate Corporation (the “Company”), entered into a Class Action Settlement Agreement (the “Agreement”) providing for the settlement of a certified class action lawsuit entitled William Sekly, et. al., v. Allstate Insurance Company, pending in the Superior Court of California, County of Los Angeles (the “Court”).  Previously disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, this litigation challenged the overtime exemption claimed by AIC under California wage and hour laws.  The Company continues to deny any liability or wrongdoing with respect to the claims raised in the lawsuit.

Under the Agreement, AIC is obligated to pay no more than $120 million.  This payment is “all inclusive,” including, but not limited to, unpaid overtime pay, pay for meal and rest break violations, any and all associated penalties, interest, employer tax contributions, costs, attorneys’ fees, class administration costs, referee costs, and incentive payments to the named plaintiffs.  The settlement proceeds are to be paid to class members, in exchange for a release, as described in the Agreement.  The class is comprised of all persons who, between November 27, 1996 and December 31, 2004, were employed by AIC in California as claims adjusters or in similar positions as described in the Agreement.  In the second quarter of 2005, as previously disclosed, the Company established a $120 million reserve for the potential settlement of this matter.

The Agreement is contingent upon various conditions, including, but not limited to, preliminary approval by the Court and final approval by the Court after notice to the class and a hearing.  There can be no assurance that the Agreement will be approved by the Court nor upheld if challenged on appeal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION
(registrant)

	By:	/s/ Mary J. McGinn

	Name:	Mary J. McGinn
	Title:	Assistant Secretary

Dated: August 30, 2005